Exhibit 3.2

BYLAWS

OF

KINDER MORGAN, INC.

ARTICLE I

OFFICES

Section 1.1.  Registered Office:  The registered office of the Corporation is set forth in the Articles of Incorporation.  The Corporation, by resolution of its Board of Directors, may change the location of its registered office to any other place in Kansas.  By like resolution, the resident agent may be changed to any other person or corporation.  Upon adoption of such a resolution, a certificate certifying the change must be executed, acknowledged and filed with the Secretary of State of Kansas.

Section 1.2.  Other Offices:  The Corporation may have offices at such other place or places, either within or without the State of Kansas, as the Board of Directors from time to time may determine or the business of the Corporation may require. Until such time as it is changed by designation of the Board of Directors, the principal business office of the Corporation will be located at 500 Dallas St., Suite 1000, Houston, TX 77002.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1.  Annual Meeting:  The annual meeting of stockholders for the election of directors shall be held on such dates and at such time as the Board of Directors may determine by resolution.  The stockholders may transact any other proper business at the annual meeting.

Section 2.2.  Special Meetings:  Special meetings of the stockholders may be held for any purpose or purposes and may be called by the President, by the Board of Directors or by the holders of, or by any officer or stockholder upon the written request of the holders of, not less than one-fifth of all outstanding shares of the Corporation entitled to vote at such meeting.  Business transacted at all special meetings of stockholders must be confined to the purpose or purposes stated in the notice of such meeting, unless the transaction of other business is consented to by the holders of all of the outstanding shares of stock of the Corporation entitled to vote at such meeting.

Section 2.3.  Place of Meetings:  The Board of Directors may designate the place, either within or without the State of Kansas, as the place of meeting for any annual meeting of the stockholders.  The person or persons calling any special meeting of the stockholders may designate any place, either within or without the State of Kansas, for such special meeting.  If no designation is made, the place of the meeting for any annual meeting or special meeting of the stockholders will be the principal business office of the Corporation.

Section 2.4.  Notice of Meetings:  Written or printed notice of each meeting of the stockholders stating the place and time of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given not less than ten (10) days or more than sixty (60) days before the meeting, either personally or by mail, by or at the direction of the President, the Secretary or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.  If mailed, such notice will be deemed to be given when deposited in the United States mail with postage thereon prepaid addressed to the stockholder at his or her address as it appears on the records of the Corporation.

Section 2.5.  Quorum:  At each meeting of stockholders, except where otherwise provided by law, the holders of a majority of the outstanding shares of stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for the transaction of any stockholder business.  In the absence of a quorum, the stockholders so present, by majority vote, or the chairman of the meeting, may adjourn the meeting from time to time in the manner provided in Section 2.6 of these Bylaws until a quorum is present.

Section 2.6.  Adjournment:  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Section 2.7.  Conduct of Meetings:  The President, or in his or her absence any Vice President, will call to order meetings of stockholders and will act as chairman of such meetings.  The Board of Directors, or, if the Board fails to act, the stockholders, may appoint any stockholder, director, or officer of the Corporation to act as chairman of any meeting in the absence of the President and all Vice Presidents.  The Secretary of the Corporation will act as secretary of all meetings of stockholders, but, in the absence of the Secretary, the chairman of the meeting may appoint any other person to act as secretary of the meeting.

Section 2.8.  Votes per Share:  Each stockholder entitled to vote at any meeting of stockholders will be entitled to one vote for each share of stock held by him or her that has voting power upon the matter in question.

Section 2.9.  Proxies:  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing a written revocation of the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

Section 2.10.  Ballots:  Voting at meetings of stockholders, including the election of directors, need not be by written ballot.

Section 2.11.  Vote Required for Stockholder Action:  Except as otherwise provided by law, and except for the election of directors, at any meeting duly called and held at which a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders.  Where a separate vote by a class or classes is required, the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting will be the act of such class.

Section 2.12. Election of Directors:  At any meeting duly called and held for the election of directors at which a quorum is present, directors will be elected by a plurality of the votes cast by the holders of shares entitled to cast votes for such directors.

Section 2.13.  Determination of Stockholders Entitled to Notice of or to Vote at Stockholders Meeting:  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date must not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date must not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be the close of business on the day next preceding the day on which notice is given; or, (2) if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.14.  List of Stockholders Entitled to Vote:  The Secretary of the Corporation must prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place must be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list must also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 2.15.  Voting of Shares by Certain Stockholders:  Persons who hold their stock in a fiduciary capacity are entitled to vote the shares so held.  Persons who have pledged their stock are entitled to vote, unless in the transfer by the pledgers on the books of the Corporation they have expressly empowered the pledgees to vote the shares, in which case only the pledgees or their proxies may vote the shares.

Section 2.16.  Action by Consent of Stockholders:  Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by all the holders of outstanding stock entitled to vote thereon.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1.  Qualifications; Number; Term of Office:  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, one in number; provided, however, that the Board of Directors, by resolution adopted by a vote of the majority of the then authorized number of directors, may increase or decrease the number of directors.  Directors need not be stockholders.  Each director will be elected by the stockholders entitled to vote on the election of directors at the annual meeting, to serve (subject to the provisions of Section 3.2) until the next succeeding annual meeting of stockholders and until his or her respective successor has been elected and qualified.

Section 3.2.  Resignation:  Any director, or any member of a committee of directors, may resign at any time by giving written notice to the Board of Directors, the President, or the Secretary of the Corporation.  Any such resignation will take effect at the time specified in the resignation, or, if the time is not specified in the resignation, then upon receipt of the resignation.  The acceptance of such resignation is not necessary to make it effective.

Section 3.3.  Removal:  Any director may be removed, with or without cause, by the holders of a majority of the shares entitled at the time to vote at an election of directors.

Section 3.4.  Vacancies: Any vacancy in the position of director through death, resignation, removal, disqualification, or other cause, and any additional directorship resulting from an increase in the number of directors, may be filled at any time by a majority of the directors then in office, although less than quorum, or by a sole remaining director.  Subject to the provisions of Section 3.2, the person so chosen will, in the case of a vacancy in a directorship, hold office for the unexpired term of his or her predecessor, or in the case of an increase in the number of directors, hold office until his or her successor has been elected and qualified.

Section 3.5.  Annual Meeting and Regular Meetings:  The annual meeting of the Board of Directors for the election of officers and the transaction of such other business as may come before the meeting, will be held without notice immediately after the adjournment of and at the same place as the annual meeting of the stockholders.  The Board of Directors may provide by resolution the time and place, either within or without the State of Kansas, for holding of additional regular meetings of the Board of Directors without other notice than such resolution.  If no designation is made, the place of the meeting for any regular meeting of the Board of Directors will be the principal business office of the Corporation.  Any business may be transacted at a regular meeting.

Section 3.6.  Special Meetings:

Special meetings of the Board of Directors may be called by the President or by any one or more of the directors.  Notice of such special meeting must be given to each director in any one of the following ways:

(a)

Written notice properly addressed to each director’s business or residence address as indicated in the records of the Corporation, deposited in the United States mail, postage prepaid at least three (5) days in advance of such meeting.  It is the personal responsibility of each director to keep his or her address current on the corporate records.

(b)

In person or by telegram, cablegram, electronic or facsimile transmission sent to each director’s business or residence address as it appears in the records of the Corporation at least twenty-four (24) hours in advance of such meeting.

Any such notice must state the purpose or purposes of the special meeting.  The notice of such meeting may be given by the President, the Secretary, or by any director.  Such meetings may be held within or without the State of Kansas and at such time and place as indicated in the notice or waiver of notice thereof; provided, however, if no designation is made, the place of the meeting will be the principal business office of the Corporation.

Section 3.7.  Telephone Meetings:  Members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw will constitute presence in person at such meeting.

Section 3.8.  Quorum:  A majority of the total number of members of the Board of Directors as constituted from time to time constitutes a quorum for the transaction of business, but, if at any meeting of the Board of Directors (whether or not adjourned from a previous meeting) there is less than a quorum present, a majority of those present may adjourn the meeting to another time and place, and the meeting may be held as adjourned without further notice or waiver.

Section 3.9.  Vote Required for Director Action:  The vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors, unless a majority vote of the whole Board of Directors is required by these Bylaws.

Section 3.10.  Organization:  Meetings must be presided over by the Chairman of the Board, if any, or in his or her absence by the President, or, in the absence of both, by such other person as the directors may select.  The Secretary of the Corporation must act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 3.11.  Action by Consent of Directors:  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.12.  Compensation:  Directors may receive such compensation as may be fixed for their services by resolution of the Board of Directors, and expenses of attendance, if any, may be allowed for attendance at each meeting thereof.  Nothing herein contained should be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

OFFICERS

Section 4.1.  Number:  The officers of the Corporation will be a President, a Secretary, and a Treasurer, and such other officers and assistant officers as the President may from time to time determine.  Any two or more offices may be held by the same person.

Section 4.2.  Election and Term of Office:  The President, the Secretary, and the Treasurer of the Corporation must be elected annually by the Board of Directors at the annual meeting of the Board of Directors.  Vacancies in such offices may be filled at any meeting of the Board of Directors.  New offices may be created and filled by the President.  Each officer shall hold office until such officer’s successor has been duly elected by the Board of Directors or appointed by the President, until such officer’s death, resignation, or removal.

Section 4.3.  President and Vice Presidents:  The President must preside at all meetings of the stockholders and the Board of Directors.  The President or any Vice President may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof has been expressly delegated to some other officer or agent of the Corporation.  The President or any Vice President may sign, with the Treasurer or an Assistant Treasurer, or with the Secretary or an Assistant Secretary, certificates of stock of the Corporation.  The President will have such additional powers and duties as may be prescribed by the Board of Directors and any Vice President will have such additional powers and duties as may be prescribed by the President.

Section 4.4.  Secretary:  The Secretary must record the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose; he or she shall see that all notices are duly given in accordance with the provisions of these Bylaws, or as required by law; he or she will be custodian of the records and of the corporate seal or seals of the Corporation; he or she will see that the corporate seal is affixed to all duly authorized documents that provide for a seal to be affixed and when so affixed may attest the same; he or she may sign, with the President or a Vice President, certificates of stock of the Corporation; and, in general, he or she must perform all duties incident to the office of a Secretary of a corporation, and such other duties as, from time to time, may be assigned to him or her by the Board of Directors or by the President.

Section 4.5.  Treasurer:  The Treasurer will have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and must deposit or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as are, from time to time, selected by the Board of Directors; he or she must render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; he or she may sign, with the President or a Vice President, certificates of stock of the Corporation; and, in general, he or she must perform all duties incident to the office of a Treasurer of a corporation, and such other duties as, from time to time, may be assigned to him or her by the President.

Section 4.6.  Subordinate Officers:  The President may appoint such subordinate officers as he or she may deem desirable, including but not limited to one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers.  Each such officer will hold office for such period, have such authority and perform such duties as the President may prescribe.  The President may authorize any officer to appoint and remove subordinate officers and prescribe the powers and duties thereof.

Section 4.7.  Compensation:  The President will have the power to fix the compensation of any officer of the Corporation whose compensation has not been fixed by a contract between the officer and the Corporation or by the Board of Directors.  The President may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

Section 4.8.  Removal:  The President, the Secretary, or the Treasurer of the Corporation may be removed by the Board of Directors whenever in its judgment, the best interests of the Corporation would be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed.

Section 4.9.  Resignation:  Any officer of the Corporation may resign at any time by giving written notice to the Board of Directors or the President of the Corporation.  Any such resignation shall take effect at the time specified therein or, if the time is not specified therein, then upon the receipt of the notice.  The acceptance of such resignation shall not be necessary to make it effective.  Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 4.10.  Vacancies:  Any vacancy occurring in the office of President, Secretary, or Treasurer of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.11.  Absence or Disability:  In case of the absence or disability of the President, Secretary, or Treasurer of the Corporation or for any other reason deemed sufficient by the Board of Directors, the Board may delegate the power or duties of the absent or disabled officer to any other officer or to any director for such period of time as the Board may deem appropriate.

ARTICLE V

INDEMNIFICATION

The directors and officers of the Corporation must be indemnified to the maximum extent permitted by law.  Expenses incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized by the Kansas General Corporation Code.  The foregoing right of indemnification and advancement of expenses shall in no way be exclusive of any other rights of indemnification and advancement of expenses to which any such director or officer may be entitled by bylaw, agreement, vote of stockholders or of disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Kansas General Corporation Code.

ARTICLE VI

CAPITAL STOCK

Section 6.1.  Stock Certificates:  The certificates for shares of stock of the Corporation must be numbered, in such form as may be prescribed by the Board of Directors in conformity with law, and entered in the stock books of the Corporation as they are issued.  Such entries must show the name and address of the person or entity to whom each certificate is issued.  Each certificate shall have printed, typed or written thereon the name of the person or entity to whom it is issued and the number of shares represented thereby.  It must be signed by the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which seal may be facsimile, engraved or printed.  If such certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, any other signature on the certificate may be facsimile, engraved or printed.  In case any such officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate will have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 6.2.  Transfer of Shares:  Shares of the capital stock of the Corporation may be transferred on the stock records or transfer books of the Corporation only by the holder of such shares or by his or her duly authorized attorney, upon the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or with a properly executed stock assignment attached thereto.

Section 6.3.  Fixing Record Date:  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date which must not precede the date upon which the resolution fixing the record date is adopted and which must not be more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board of Directors adopts the resolution relating to the above determinations or purposes.

Section 6.4.  Lost Certificates:  The holder of any shares of stock of the Corporation must immediately notify the Corporation and its transfer agents and registrars, if any, of any loss or destruction of the certificates representing the same.  The Corporation or any transfer agent of the Corporation authorized to do so by a resolution of the Board of Directors, may issue a new certificate in the place of any certificate theretofore issued by it which is alleged to have been lost or destroyed and the Board of Directors may require the owner of the lost or destroyed certificate or such owner’s legal representative to give the Corporation a bond in such sum and in such form as the Board of Directors may direct or approve, and with such surety or sureties as may be satisfactory to the Board of Directors, to indemnify the Corporation and its transfer agents and registrars, if any, against any claim or liability that may be asserted against or incurred by it or any transfer agent or registrar on account of the alleged loss or destruction of any such certificate or the issuance of such new certificate.  A new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper so to do.  The Board of Directors may delegate to any officer or officers of the Corporation any of the powers and authorities contained in this section.

Section 6.5.  Legends on Shares:  All certificates for shares of stock of the Corporation may have placed thereon any legend or legends which counsel for the Corporation deems appropriate and desirable for the purpose of compliance with state and federal securities laws.

Section 6.6.  Holders of Record:  The Corporation will be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes, and accordingly will not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it has express or other notice thereof, except as expressly provided by the laws of Kansas.

ARTICLE VII

DIVIDENDS

Dividends upon the capital stock may be declared by the Board of Directors at any regular or special meeting and may be paid in cash or in property or in shares of the capital stock.  Before paying any dividend or making any distribution of profits, the directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may alter or abolish any such reserve or reserves.

ARTICLE VIII

CONTRACTS, LOANS, CHECK AND DEPOSITS

Section 8.1. Contracts:  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation.  Such authority may be general or confined to specific instances.

Section 8.2. Loans:  No loans may be contracted on behalf of the Corporation and no evidences of indebtedness may be issued in its name unless authorized by a resolution of the Board of Directors.  Such authority may be general or confined to specific instances.

Section 8.3. Checks:  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation must be signed by such officer or officers, agent or agents of the Corporation and in such manner as will from time to time be determined by resolution of the Board of Directors.

Section 8.4. Deposits:  All funds of the Corporation not otherwise employed must be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may select.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Corporate Seal:  The corporate seal, if any, will have inscribed thereon the name of the Corporation and will be in such form as may be approved from time to time by the Board of Directors.  Such seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.  If deemed advisable by the Board of Directors, a duplicate seal or duplicate seals may be provided and kept for the necessary purposes of the Corporation.

Section 9.2. Fiscal Year:  The fiscal year of the Corporation will be determined by resolution of the Board of Directors.

Section 9.3. Books and Records:  The books, accounts and records of the Corporation except as otherwise required by the laws of the State of Kansas, may be kept within or without the State of Kansas, at such place or places as may from time to time be designated by resolution of the Board of Directors.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of any information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.  The Corporation must so convert any records so kept upon the request of any person entitled to inspect the same.

Section 9.4.  Inspection of Books and Records:  Any stockholder of record, in person or by attorney or other agent, will, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.  A “proper purpose” means a purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath must be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath must be directed to the corporation at its registered office in this State or at its principal place of business.

ARTICLE X

AMENDMENT OF BYLAWS

The Board of Directors may adopt, amend or repeal the Bylaws of the corporation, but the stockholders may adopt additional Bylaws and may amend or repeal any Bylaw whether adopted by them or otherwise.